Exhibit 21.1

SUBSIDIARIES OF TOP WIN INTERNATIONAL LIMITED

			Percentage
Subsidiaries	Place of Incorporation	Incorporation Time	Ownership
Grand Moon International Limited	British Virgin Islands	June 4, 2024	100%
Top Win International Trading Limited	Hong Kong SAR	June 15, 2001	100%